As filed with the Securities and Exchange Commission on August 29, 2006
Registration No. 333- ______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement Under The
Securities Act of 1933

INTER PARFUMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-3275609
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

551 Fifth Avenue
New York, New York 10167
212.983.2640
(Address of Principal Executive Offices)

2004 Stock Option Plan
(Full Title of the Plans)

Russell Greenberg, Chief Financial Officer
Inter Parfums, Inc.
551 Fifth Avenue
New York, New York 10167
212.983.2640
(Name and Address of Agent For Service)

Copy to:
Joseph A. Caccamo, Esq.
GrayRobinson, P.A.
401 East Las Olas Boulevard
Suite 1850
Ft. Lauderdale, Florida 33301

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Common Stock	811,100 shares	$16.335	$13,249,318	$1,417.68

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low sales prices of the registrant’s common stock on the Nasdaq Global Market on August 25, 2006.

(2) Computed in accordance with Section 6(b) of the Securities Act of 1933 by multiplying a registration fee of $107 per $1,000,000 of maximum offering price.

• Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers additional securities that may become issuable in accordance with the anti-dilution provisions applicable to the options exercisable for the common stock registered hereunder.

• Shares registered hereunder are, or may become, issuable in connection with the exercise of options granted under the registrant’s stock option plan.

EXPLANATORY NOTE

We have prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act of 1933 to register 811,100 shares of common stock issuable on exercise of the stock options remaining to be granted under our 2004 Stock Option Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registration Information and Employee Plan Annual Information*

___________________
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2006.

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2006.

•
All documents that we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of common stock which are originally offered under the registration statement will be passed on for us by GrayRobinson, P.A., Ft. Lauderdale, Florida. Joseph A. Caccamo, Esq. of GrayRobinson, P.A., is a director of the Company, and is the record owner of options to purchase 12,000 shares of Common Stock, 8,000 of which are held as nominee for his former employer and 4,000 of which are held for GrayRobinson, P.A.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

As permitted by Section 145 of the Delaware General Corporation Law, Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

•	for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, Registrant’s bylaws provide that:

•	Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•
Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements to which it is a party;

•
Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

Registrant maintains directors’ and officers’ liability insurance and intends to extend that coverage for public securities matters.

See also the undertakings set out in response to Item 9.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description

4.22(1)	2004 Stock Option Plan
4.23	Form of Nonqualified Stock Option Contract(filed herewith)
5.1	Opinion of GrayRobinson, P.A. (filed herewith)
23.1	Consent of GrayRobinson, P.A. (included in Exhibit 5.1)
23.2	Consent of Mazars LLP(filed herewith)
23.3	Consent of KPMG LLP (filed herewith)
24.1	Power of Attorney (included on signature page of this registration statement)

(1) Incorporated by reference to the Company's Definitive Proxy Material filed on June 23, 2004 (and contained as Exhibit A to the Definitive Proxy Statement).

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 29thth day of August, 2006.

INTER PARFUMS, INC.

By:	/s/ Jean Madar
Jean Madar, Chief Executive Officer

Each person whose signature appears below hereby appoints Jean Madar and Russell Greenberg, and both of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jean Madar	Chairman of the Board of Directors	August 29, 2006
Jean Madar	And Chief Executive Officer

/s/ Russell Greenberg	Chief Financial and Accounting Officer	August 29, 2006
Russell Greenberg	and Director

/s/ Philippe Benacin	Director	August 22, 2006
Philippe Benacin

/s/ Philippe Santi	Director	August 28, 2006
Philippe Santi

/s/ Francois Heilbronn	Director	August 28, 2006
Francois Heilbronn

/s/ Joseph A. Caccamo	Director	August 28, 2006
Joseph A. Caccamo

/s/ Jean Levy	Director	August 29, 2006
Jean Levy

	Director	________, 2006
Robert Bensoussan-Torres

/s/ Jean Cailliau	Director	August 28, 2006
Jean Cailliau

	Director	________, 2006
Serge Rosinoer

/s/ Patrick Choël	Director	August 22, 2006
Patrick Choël

EXHIBIT INDEX

Number	Description

4.22(1)	2004 Stock Option Plan
4.23	Form of Nonqualified Stock Option Contract(filed herewith)
5.1	Opinion of GrayRobinson, P.A. (filed herewith)
23.1	Consent of GrayRobinson, P.A. (included in Exhibit 5.1)
23.2	Consent of Mazars LLP(filed herewith)
23.3	Consent of KPMG LLP (filed herewith)
24.1	Power of Attorney (included on signature page of this registration statement)

(1) Incorporated by reference to the Company's Definitive Proxy Material filed on June 23, 2004 (and contained as Exhibit A to the Definitive Proxy Statement).